Exhibit 99.2

TMO – OLK LSG Letter from Gianluca

Gianluca Pettiti Executive Vice President

October 17, 2023

Dear Colleague:

I’m reaching out regarding the exciting announcement that Thermo Fisher made today about entering into an agreement to acquire Olink, a leading provider of next generation proteomics solutions.

By now, you should have received an email from Marc Casper highlighting some of the benefits of this transaction. Since Olink will be expected to join the Life Sciences Solutions Group (LSG) following closing, I wanted to provide more detail about Olink’s strategic fit within LSG and why we believe this combination will offer exciting new growth opportunities for our business.

Proteomics is at an inflection point with new technologies, particularly in high-plex immunoassays – and Olink is a clear leader in this emerging field. Olink offers solutions for advanced proteomics discovery and development, enabling biopharmaceutical companies and leading academic researchers to gain an understanding of disease at the protein level rapidly and efficiently through its proprietary technology, Proximity Extension Assay (PEA).

Providing a library of more than 5,300 validated protein biomarker targets, Olink’s next-generation proteomics solutions deliver high throughput analysis for the very large installed base of qPCR and next-generation sequencing readout systems in the market. The exciting addition of Olink’s solutions to our existing life sciences and mass spectrometry platforms further enhances our value proposition for customers across discovery and translational research.

Looking forward, our deep life sciences expertise, global commercial reach and proven operational excellence will allow us to bring Olink’s solutions to more customers across the globe, enabling them to meaningfully accelerate discovery and scientific breakthroughs.

However, until the transaction is completed, which we expect to occur by mid-2024, subject to customary closing conditions, including regulatory approvals, Olink and Thermo Fisher will continue to operate as two separate companies, and it is business as usual.

I hope that you share my enthusiasm about this exciting transaction and will join me in welcoming our new colleagues from Olink once the transaction is complete. I look forward to sharing more information with you as that time approaches.

Sincerely,

Gianluca

Forward-looking Statements

This communication contains forward-looking statements that involve a number of risks and uncertainties. Words such as “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” and similar expressions are intended to identify forward-looking statements, but other statements that are not historical facts may also be deemed to be forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include risks and uncertainties relating to: the COVID-19 pandemic, the need to develop new products and adapt to significant technological change; implementation of strategies for improving growth; general economic conditions and related uncertainties; dependence on customers’ capital spending policies and government funding policies; the effect of economic and political conditions and exchange rate fluctuations on international operations; use and protection of intellectual property; the effect of changes in governmental regulations; any natural disaster, public health crisis or other catastrophic event; and the effect of laws and regulations governing government contracts, as well as the possibility that expected benefits related to recent or pending acquisitions, including the proposed acquisition, may not materialize as expected; the proposed acquisition not being timely completed, if completed at all; regulatory approvals required for the transaction not being timely obtained, if obtained at all, or being obtained subject to conditions; prior to the completion of the transaction, Olink’s business experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, customers, licensees, other business partners or governmental entities; difficulty retaining key employees; the outcome of any legal proceedings related to the proposed acquisition; and the parties being unable to successfully implement integration strategies or to achieve expected synergies and operating efficiencies within the expected time-frames or at all. Additional important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in Thermo Fisher’s Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, which are on file with the U.S. Securities and Exchange Commission (“SEC”) and available in the “Investors” section of Thermo Fisher’s website, ir.thermofisher.com, under the heading “SEC Filings”, and in any subsequent documents Thermo Fisher files or furnishes with the SEC, and in Olink’s Annual Report on Form 20-F and subsequent interim reports on Form 6-K, which are on file with the SEC and available in the“Investor Relations” section of Olink’s website,[investors.olink.com/investor-relations, under the heading “SEC Filings”, and in any subsequent documents Olink files or furnishes with the SEC. While Thermo Fisher or Olink may elect to update forward-looking statements at some point in the future, Thermo Fisher and Olink specifically disclaim any obligation to do so, even if estimates change and, therefore, you should not rely on these forward-looking statements as representing either Thermo Fisher’s or Olink’s views as of any date subsequent to today.

Additional Information and Where to Find It

The tender offer referenced herein has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common shares of Olink or any other securities, nor is it a substitute for the tender offer materials that Thermo Fisher or its acquisition subsidiary will file with the SEC. The terms and conditions of the tender offer will be published in, and the offer to purchase ordinary shares of Olink will be made only pursuant to, the offer document and related offer materials prepared by Thermo Fisher and its acquisition subsidiary and filed with the SEC in a tender offer statement on Schedule TO at the time the tender offer is commenced.  Olink intends to file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer.

THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9, AS THEY MAY BE AMENDED FROM TIME TO TIME, WILL CONTAIN IMPORTANT INFORMATION.  INVESTORS AND SHAREHOLDERS OF OLINK ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY, AND NOT THIS DOCUMENT, WILL GOVERN THE TERMS AND CONDITIONS OF THE TENDER OFFER, AND BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SUCH PERSONS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR COMMON SHARES AND AMERICAN DEPOSITARY SHARES.

The tender offer materials, including the offer to purchase and the related letter of transmittal and certain other tender offer documents, and the solicitation/recommendation statement (when they become available) and other documents filed with the SEC by Thermo Fisher or Olink, may be obtained free of charge at the SEC's website at www.sec.gov or at Olink’s internet website at https://investors.Olink.com/investor-relations or by emailing Olink’s Investor Relations department at ir@Olink.com or at Thermo Fisher's website at www.thermofisher.com or by contacting Thermo Fisher's investor relations department at 781-622-1111.  In addition, Thermo Fisher's tender offer statement and other documents it will file with the SEC will be available at https://ir.thermofisher.com/investors.